Pricing Supplement No. 122  Dated August 19, 1999
(To Prospectus Supplement dated May 26, 1998
and Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-51961

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $250,000,000

CUSIP: 61687Y ED5

Trade Date:  August 19, 1999

Settlement Date:  August 24, 1999

Maturity Date: August 24, 2000

If principal amount is other than U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 99.9902%

Net Proceeds to Issuer: $249,975,500 (99.9902%)

Interest Rate (per annum): The simple unweighted average of the bond equivalent yield of the weekly auction average of the 3-month U.S. Treasury Bill rate as set forth on Telerate page 56 plus 88 basis points (0.88%) reset weekly, paid quarterly and calculated on an actual/actual basis.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )   Federal Funds Rate
     (  )  LIBOR (Reuters)         (X)  Treasury Rate Note (3-
                                        month Treasury Bill, as quoted on
                                        Telerate page 56)
     (  )  LIBOR (Telerate)        (  )   Other:
     (  )  Prime Rate

Interest Payment Date(s): February 24, May 24, August 24 and
November 24, commencing November 24, 1999, and ending August 24,
2000.

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                          (  )  Other

Initial Interest Rate Per Annum: In accordance with the Interest
Rate above.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
(  ) Monthly  ( X )  Quarterly  (   ) Other:

Interest Reset Periods:
     (  )  Daily    ( X )  Weekly   (  )  Monthly
     (  ) Quarterly  (Actual/360)
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates: N/A

Interest Reset Date if other than stated in the Prospectus
Supplement: N/A

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): plus 88 basis points    Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:        ( )  Actual/360 (Commercial Paper Rate
                             Notes, Federal Funds Rate Notes,
                             Prime Rate Notes and LIBOR Notes)
                        (X)  Actual/Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          ( )  Certificated Note

Denomination:  $250,000 with $50,000 integral multiples thereafter.

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
( )  The Notes may be redeemed prior to stated maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices: N/A
Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  U.S. Bank Trust National Association
                         ( )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of
the Company.   The Company has agreed to indemnify the Agent
against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED
TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.